Exhibit 10.15

12575 W. Bayaud Ave.
Lakewood, Colorado USA 80228

Mailing Address: PO Box 150899
Denver, Colorado USA 80215-0899

303/986-2800 800/252-2242
Fax: 303/986-1700
www.aahanet.org

SPONSORSHIP LETTER OF AGREEMENT

June 30, 2008

MWI Veterinary Supply Co.

Jim Cleary, President

651 S. Stratford, Suite 100

Meridian, Idaho 83680

Dear Jim:

This letter will set forth the terms and conditions of the sponsorship agreement between the American Animal Hospital Association (“AAHA”) and MWI Veterinary Supply Co. (“MWI”) setting forth our respective rights and obligations.

Term

The term of this Agreement will be for a period of ten (10) years commencing July 1, 2008, and will terminate on June 30, 2018.

Financial Obligation

The total financial commitment of MWI for the term of this Agreement will be One Million Five Hundred Thousand Dollars ($1,500,000.00) payable in annual installments of $150,000 (“Sponsorship Fee”).

Sponsorship Opportunities

In exchange for the Sponsorship Fee and for the term of this Agreement, AAHA will recognize MWI as its Exclusive Endorsed Distributor of Animal Health Products and present sponsorship opportunities for MWI’s consideration no later than April 30th of each year during the term of this Agreement.  MWI shall then have until June 15th of each year to confer with AAHA and decide upon the allocation of the various sponsorship opportunities presented by AAHA.  The $150,000 annual installment shall be paid by MWI on or before July 31st of each year.  For the first year of this Agreement, the parties agree that the sponsorship opportunities will be presented no later than July 30, 2008, and MWI shall have until August 30, 2008, to confer with AAHA and decide upon the allocation of the sponsorship opportunities.  The initial $150,000 Sponsorship Fee will be due on or before September 15, 2008.

AAHA agrees to present annual sponsorship opportunities which are equal to the $150,000 annual Sponsorship Fee.  Such opportunities will be similar to those provided to AAHA Services Corporation prior to the execution of this Letter of Agreement.

Non-disparagement

Neither MWI nor AAHA shall make any statement regarding the other, or any of their products, that would tend to (i) portray such party or product in an unfavorable light, (ii) disparage such party or product, or (iii) imply anything negative about the efficacy, safety or quality of any such product.

Use of Confidential Information

Except as required by any services to be provided hereunder, AAHA and MWI agree that each will not use, disclose, lecture upon or publish articles concerning any confidential or proprietary information disclosed to it by or on behalf of the other party without the prior written consent of that party and will hold all documents containing confidential or proprietary information in a safe and secure manner so as to prevent their inadvertent disclosure to third parties.

Indemnification

AAHA shall indemnify and hold harmless MWI, its parent companies, subsidiaries, affiliates, officers, directors and employees (each an “Indemnitee”) from and against any and all liabilities, claims, damages, suits and losses of any kind (including reasonable attorneys’ fees and expenses) which may be suffered or incurred by an Indemnitee as a result of any breach by AAHA of this Agreement, AAHA’s negligence or willful misconduct, or AAHA’s infringement of any third party’s intellectual property rights.

MWI shall indemnify and hold harmless AAHA, its subsidiaries, affiliates, officers, directors and employees (each an “Indemnitee”) from and against any and all liabilities, claims, damages, suits and losses of any kind (including reasonable attorneys’ fees and expenses) which may be suffered or incurred by Indemnitee as a result of any breach by MWI of this Agreement, MWI’s negligence or willful misconduct, or MWI’s infringement of any third party’s intellectual property.

Authority of parties

This agreement does not constitute either party as the agent, employee or representative of the other for any purpose whatsoever. Neither party is granted an express or implied right or authority by the other party to assume or create any obligation or responsibility on behalf of, or in the name of, the other party, or to bind the other party in any manner whatsoever.

Intellectual Property

Each of the parties acknowledges and agrees that the other party has and will invest substantial time, money and other resources in the development of their respective Intellectual Property.  Each party also acknowledges the other party’s ownership of and license to their existing Intellectual Property and agrees that it shall not do anything to invalidate such property of the other party.   Nothing contained in this Agreement shall give a party any right, title or interest in the Intellectual Property of the other party.  Without the written consent of the other party, neither party shall use the Intellectual Property, or any part thereof, of the other party as a part of the party’s corporate or trade name or the corporate or trade name of any parent, subsidiary, associated, affiliated or related company.  Both parties agree that they will not take any action that would create any confusion in the other party’s Intellectual Property.  Neither party shall assign, transfer or otherwise convey the other party’s Intellectual Property nor grant a license to use the Intellectual Property to any person, firm or entity, including but not limited to, any parent, subsidiary, associated, affiliated or related company.  Each party agrees to notify the other party of any unauthorized use of the Intellectual Property within five (5) days after such unauthorized use comes to the attention of the that party.  MWI agrees that it will not use any of AAHA’s Intellectual Property in connection with such marketing without AAHA’s prior written approval.  AAHA agrees that it will not use any of MWI’s Intellectual Property in connection with such marketing without MWI’s prior written approval.  The parties agree that their remedies at law may be inadequate in the event a party violates this provision and that the non-breaching party may obtain injunctive relief against the breaching party in addition to any other remedies at law which the party may have. “Intellectual Property” shall include all trademarks, servicemarks, copyrights, any applications therefore, logos, symbols, business manuals or policies created by MWI or AAHA, and tangible or intangible material created by MWI or AAHA and that are used by MWI or AAHA.

Termination

This Agreement may only be terminated before the termination date set forth in Section 2 by either party for a material breach by the other party of any of its obligations as set forth in this Agreement upon forty-five days (45) written notice to the breaching party.  The breaching party shall then have thirty (30) days to make reasonable efforts to cure the default.  Upon termination, the terms and conditions of this agreement which are intended to survive shall continue in full force and effect.  This Agreement may also be terminated upon forty-five days (45) days notice, subject to the right to cure, by AAHA or MWI upon the occurrence of any of the following events: (a) MWI’s failure to make any payments to AAHA when due (in which case the entire amounts due shall become immediately due and payable); (b) AAHA or MWI cease or threaten to cease to function as a going concern, becomes insolvent, make an assignment for the benefit of creditors, file a petition in bankruptcy, permit a petition in bankruptcy to be filed against it, admit in writing the inability to pay debts as they become due, or have a receiver appointed for a substantial part of its assets; or (c) the misuse of the Proprietary Materials by either party.

Dispute Resolution

If a dispute arises between the parties regarding their rights or obligations under this Agreement, the parties shall first attempt to settle the dispute by direct discussions.  If the dispute cannot be settled by the parties by direct discussions, then the parties agree to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules.  Thereafter, any unresolved dispute arising from or relating to this Agreement or a breach of this Agreement shall be resolved as provided by this Agreement and by law.

Assignment

Neither AAHA nor MWI may assign this Agreement or any of the rights granted hereunder without the prior written approval of the other party.  Any assignment without such prior written approval shall be void.

Entire Agreement and Amendments

This Agreement contains the entire agreement between the parties with respect to this Agreement and any related transactions, and supersedes all prior arrangements, understandings, agreements and covenants among the parties.  This Agreement may be amended at any time if such amendment is in writing and signed by each of the parties hereto.

Severability

Should any term of this Agreement be declared by any court of competent jurisdiction to be invalid for any reason, then the remainder of this Agreement shall remain in full force and effect and that portion which is determined to be invalid shall be severed.

Waiver

Any term or condition of this Agreement may be waived at any time by a party entitled to the benefit thereof if such waiver is in writing and signed by the waiving party.  A waiver of any term or provision shall not be construed as a waiver of any other term or provision of this Agreement.

Governing Law

This Agreement shall be governed by Colorado law.  Any proceeding initiated by MWI arising out of or in connection with this Agreement will be determined solely by the federal court sitting in the City and County of Denver, Colorado (or, if the federal court denies jurisdiction, the state court sitting in the City and County, Colorado), and any proceeding initiated by AAHA arising out of or in connection with this Agreement will be determined solely by the federal court sitting in Ada County, Idaho (or, if the federal court denies jurisdiction, the state court sitting in Ada County, Idaho), and the parties consent to the jurisdiction and venue of those courts.

Notice

Any notice required or permitted to be given to the parties pursuant to the terms of this Agreement shall be sent certified mail, return receipt requested, or by facsimile transmission to the parties at the address stated below.  All notices shall be deemed given when deposited in the mails, postage prepaid.

AAHA:	American Animal Hospital Association
Attn: John W. Albers, Executive Director
12575 W. Bayaud Ave.
Lakewood, CO 80228
Fax: (303) 986-1700

MWI:	Jim Cleary
Chief Executive Officer
MWI Veterinary Supply Co.
651 S. Stratford, Suite 100
Meridian, Idaho 83680

Either party may change the address at which it is to receive notice by notifying the other party in writing of the change.

Thank you for your continued support of AAHA, our members and the veterinary profession. We look forward to working with you on as we continue to expand and grow the relationship between AAHA and MWI. If this Letter of Agreement is acceptable to MWI, please sign two copies of this letter and return them to me. We will sign the copies and return one to you.

AMERICAN ANIMAL HOSPITAL ASSOCIATION

/s/ John W. Albers, DVM	7/01/08
John W. Albers, DVM, Executive Director	Date

MWI VETERINARY SUPPLY CO.

/s/ Jim Cleary	7/1/2008
Jim Cleary, President	Date